Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLlC ACCOUNTING FIRM

We hereby consent to the use of our reports, (a) dated February 18, 2005, with respect to the consolidated financial statements of UTEK Corporation and Subsidiaries as of December 31, 2004 and 2003 and for each of the two years then ended, and (b) dated October 26, 2005 with respect to the senior securities table of UTEK Corporation and Subsidiaries included in this registration statement (Form N-2 dated October 26, 2005) for the registration of 6,330,960 shares, and to the references to our firm under the headings “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firms” in the registration statement.

/s/ Pender Newkirk & Company

Pender Newkirk & Company

Certified Public Accountants

Tampa, Florida

October 26, 2005